Exhibit 99.1
Amedica Announces Expansion of Global Silicon Nitride Sales
First Generation Silicon Nitride Interbody Fusion Devices and Instrument Sets Cleared for Immediate Use in Brazil

SALT LAKE CITY, August 12, 2015 - Amedica Corporation (Nasdaq:AMDA), an innovative biomaterial company which develops and manufactures silicon nitride as a platform for biomedical applications, is pleased to announce Agência Nacional de Vigilância Sanitária (ANVISA) cleared its first generation Valeo™ silicon nitride interbody fusion devices and instrument sets for use in Brazil.

"We are extremely excited to expand our global footprint and have an additional sales channel for our innovative first generation silicon nitride devices," said Dr. Sonny Bal, Chairman and CEO of Amedica Corporation. "Because our material is the only cleared alternative to PEEK and titanium systems in Brazil, we’ve established increased market interest in our differentiated biomaterial, which offers anti-infective properties and a favorable environment for bone growth. We plan to begin recognizing incremental revenue as early as this quarter now that our first generation is cleared for immediate distribution in Brazil."

The Company anticipates the clearance and expanded geographic sales footprint to further accelerate adoption of silicon nitride for use in biomedical applications. Amedica is committed to obtaining Brazilian clearance for its second generation Valeo II™ silicon nitride interbody fusion devices and instrument sets in the future.

About Amedica Corporation
Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and, through its partnership with Kyocera, the world's largest ceramic manufacturer. Amedica's spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of Amedica of the impact of additional international distributors and clearance of the Company’s first generation products in Brazil and achieving clearance for its second generation Valeo II™ silicon nitride interbody fusion devices and instrument sets. Such forward-looking statements are subject to risks and uncertainties such as the timing and success of new product introductions, FDA review and clearance, physician acceptance, endorsement, and use of Amedica's products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Other factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica's Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 24, 2015, and in Amedica's other filings with the SEC. Forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

Contact:
Mike Houston
VP, Commercialization & Communications
801-839-3534
mhouston@amedica.com